EXHIBIT 10.66

(A Radient Pharmaceutical Subsidiary)

AMDL DIAGNOSTICS INC. EXCLUSIVE DISTRIBUTION AGREEMENT
(NAROO DITECH INC., TERRITORY: KOREA)

This Exclusive Distribution Agreement (this “Agreement”) is made and entered into effective as of December 15, 2010 (the “Effective Date”) by and between:

A.           AMDL Diagnostics Inc. (“Company”), a company organized under the laws of Delaware, with its principal place of business at 2492 Walnut Avenue, Suite 100, Tustin, California 92780.

B.           Naroo Ditech Inc. (“Naroo”) a Korean Company, with its principal place of business at 3 F, 250-3 Yang Jae dong, Seo cho gu, Seoul, Korea and

 (Each may be referred to herein as a “Party” or, collectively, the “Parties.”)

ARTICLE 1

DEFINITIONS

“Effective Date” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Company Products” are those diagnostic products identified on the list attached hereto as Exhibit A, and may be amended from time to time, and all improvements thereto.  Company is under no obligation to include new technologies or platforms developed after the effective date of this agreement.

“Assigned Territory” shall mean the country of Korea.

ARTICLE 2

DISTRIBUTORSHIP

2.1   Appointment of Distributor.  Company hereby appoints Naroo, as one of  theCompany’s two authorized distributors for Company Products in the Assigned Territory.  Subject to the terms and conditions set forth herein, Company grants to Naroo, and Naroo hereby accepts, a limited, non-transferable, exclusive right to use its best commercial efforts as Company’s distributor to promote, market and sell the Company Products in the Assigned Territory.

2.2   Exclusivity.  The appointment covered by this agreement is exclusive, but is subject to termination as provided in Article 8 or for failure to meet the Minimum Purchase Requirements set forth in Section 3.3 below.

2.3   Use of Trademarks.

2.3.1           Ownership.  Naroo recognizes the validity of Company’s trademarks and trade name (collectively “Trademarks”), acknowledges that the same are the property of Company, and agrees that Naroo owns no interest in, and agrees not to infringe upon, harm or contest the rights of Company to its Trademarks.  Naroo will not take any action in derogation of Company’s rights to its Trademarks.

2.3.2           Use of Trademarks and Trade Names.  So long as this Agreement is in effect, Naroo shall have the right to use Company’s Trademarks or trade names solely in connection with its activities hereunder.  Naroo’s use shall be limited to Company Products and marketing material provided by Company and pre-approved sales and marketing material produced by Naroo.  Naroo shall not use any of Company’s Trademarks, except in connection with its distribution of Company Products under the terms of this Agreement.

2.3.3           Termination.  Naroo agrees that upon termination of this Agreement for any reason it will discontinue the use of and destroy or return as directed by Company, any samples and materials as well as advertising, or other materials bearing any of Company’s Trademarks.

2.3.4           Packaging.  Company agrees that all packages containing Company Products shall prominently display AMDL Diagnostic’s Trademarks and a label including the words “Manufactured by AMDL Diagnostics Inc.”  Naroo and AMDL Diagnostics, Inc. will appear in same font point size on label.  All packaging shall comply with the rules and regulations of any regulatory body having jurisdiction over such packaging.

2.4   Back End Customer Support.  Company shall provide the  following support to Naroo:

Product insert containing instructions for use and frequently asked questions (FAQ) guide. Technical questions should be addressed by Naroo’s customer service representatives. Company representatives will be available to provide support to Naroo’s technical service representatives within 12-48 hours.

ARTICLE 3

PRODUCT PRICING AND SUPPLY; MINIMUM PURCHASE REQUIREMENTS

3.1   Pricing and Agreement to Supply.  The Company agrees to provide the Company Products identified in Exhibit A  hereto attached to Naroo for distribution pursuant to the terms of this Agreement.  The transfer price to be paid by Naroo for each Product (Onko-Sure DR-70 Diagnostic Kit) shall be five hundred US dollars ($500.00).  The price to be paid by Naroo for the Company’s Products in subsequent years shall be determined in the manner set forth in Section 4.1.

3.2   Orders.  End users will place orders for the Company Products directly with Naroo in territory.  Company will be responsible for shipping such Company Products directly to Naroo or to the end-users if required.  The orders will include an account number for such customer or end-user, with a ship-to address if the Company Products are shipped directly to the end-user.  The terms and conditions of this Agreement shall apply to all Purchase Orders submitted to Company for the Company Products, and shall supersede any different or additional terms on such Purchase Orders.

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3.3   Minimum Purchase Requirements to Secure Exclusive Rights to Territory.

Naroo agrees to make quarterly minimum purchases to maintain exclusive distribution rights in the territory:

DATES
From	To	Onko-Sure® Kits Minimum

December 15, 2010	December 31, 2010	102
January 1, 2011	March 31, 2011	50
April 1, 2011	June 30, 2011	75
July 1, 2011	September 30, 2011	75
October 1, 2011	December 31, 2011	75
January 1, 2012	March 31, 2012	100
April 1, 2012	June 30, 2012	100
July 1, 2012	September 30, 2012	100
October 1, 2012	December 31, 2012	125
January 1, 2013	March 31, 2013	125
April 1, 2013	June 30, 2013	125
July 1, 2013	September 30, 2013	150
October 1, 2013	December 31, 2013	150
January 1, 2014	March 31, 2014	200
April 1, 2014	June 30, 2014	200
July 1, 2014	September 30, 2014	200
October 1, 2014	December 31, 2014	200
January 1, 2015	March 31, 2015	300
April 1, 2015	June 30, 2015	300
July 1, 2015	September 30, 2015	300
October 1, 2010	December 31, 2015	300

5 Year Total		3352

The parties shall meet at least sixty (60) days prior to the end of the initial term to agree on the Minimum Purchase Requirements for the next year (first renewal year).  If the parties cannot agree on the per quarter Minimum Purchase Requirements for the next year prior to the expiration of the initial five (5) year term, this Agreement shall automatically terminate at the end of the initial five (5) year term.  The same requirements and procedures shall apply for any subsequent renewal year terms.

Failure to meet the Minimum Purchase Requirements is a material breach of this Agreement.  The Company shall have an option to convert Naroo Ditech’s distribution rights to non-exclusive if any of such Minimum Purchase Requirements are not met.

3.4   Shipping/Delivery.  Company shall use its best commercial efforts to deliver the requested Company Products to Naroo’s warehouse facilities or end user, as detailed in Naroo’s written purchase order.  Orders are shipped C.I.F. destination, end-user (in the event of a drop-shipment) or Distributor’s warehouse.  Unless specified in Naroo order, Company will select the mode of shipment and the carrier.  Company shall seek reimbursement from Naroo for such packing, shipping, freight and insurance charges by issuing an appropriate invoice with detailed backup documentation to Naroo for payment.  Extra charges may apply for expedited delivery.  Company Products shall be returnable in accordance with Company’s Return of Goods Policy set forth in Section 3.7.7 below.  Company shall bear the risk of loss to the Company Products until delivered by Company or Company’s common carrier responsible for transporting the Company Products to Naroo warehouse facilities or end user, at which time risk of loss shall pass to Naroo Ditech.

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3.5   Acceptance.  Upon delivery of the Company Products to Naroo hereunder Naroo shall immediately inspect the delivered Company Products for damage and report any damage to sending party in writing within five (5) business days’ receipt of such Company Products.  Unless damage has been noted via the procedure specified in the Return Policy, the Company Products delivered to Naroo hereunder shall be deemed accepted by Naroo.  Each party’s sole obligation with respect to any Company Products determined to be defective or non-conforming by Naroo shall be, at Naroo’s option, to replace Company Product according to the Return Policy.  The remedies in this Section 3.6 shall be Naroo’s sole remedy for the defective Company Product, as applicable.  If, however, such Company Product has been altered from its original state by Naroo, Naroo shall be deemed to have accepted the Company Product.

3.6   Conditions of Sale.  These terms and conditions govern all sales and shipments by Company and Company hereby gives notice of refusal to honor any different or additional terms and conditions, except for such as may be expressly accepted by Company in writing.

3.6.1           Shipping Costs.  End users and Naroo shall be responsible for all costs of shipping the Company’s Products to them.  Prices are FOB Tustin, California

3.6.2           Excusable Delay.  Company shall not be liable for loss, damage, detention or delay, nor be deemed to be in default from causes beyond its reasonable control, including without limitation, fire, flood, strike or other labor difficulty, act or omission of any governmental authority or of the Naroo Ditech, insurrection or riot, embargo, delays or shortage in transportation, or inability to obtain necessary labor, materials, or manufacturing facilities from usual sources.  In the event of delay in performance due to any such cause, the date of delivery will be postponed by such length of time as may be reasonably necessary to compensate for the delay.

3.6.3           Limited Warranty.  Company warrants that the products sold by it will be free of defects in workmanship or material for one (1) year as of the date of shipment to Naroo.  Should the Company Products upon delivery fail to conform to this warranty, Company shall, upon prompt written notice from Naroo Ditech, correct such non-conformity either by replacement or by refund of the purchase price, at Company’s option in its sole discretion.  Return of Company Products to Company pursuant to this paragraph shall be at Company’s risk and expense.  THE FOREGOING WARRANTY IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES OF QUALITY WHETHER WRITTEN, ORAL, OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

The foregoing limited warranty shall not apply to any Company Product or part (a)which has been improperly altered, (b) subjected to misuse, misapplication, negligence or accident, or (c) used in a manner contrary to Company’s directions, or (d) t provided or for which the design was stipulated by Naroo Ditech.

3.6.4           LIMITATION OF LIABILITY.  WHETHER ON ACCOUNT OF ANY ALLEGED BREACH OF THIS AGREEMENT OR DEFECTS CLAIMED FOR COMPANY PRODUCTS FURNISHED HEREUNDER, DELAYS IN DELIVERY OR ANY OTHER CLAIM BASED UPON OR WITH RESPECT TO SUCH COMPANY PRODUCTS, IN NO EVENT SHALL COMPANY BE LIABLE TO NAROO DITECH FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS OR REVENUE, LOSS OF USE OF PRODUCTS OR FACILITIES OR SERVICES, DOWNTIME COST, OR CLAIMS OF CUSTOMERS OF THE NAROO FOR SUCH OTHER DAMAGES.  COMPANY’S LIABILITY ON ANY CLAIM WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) WARRANTY, STRICT LIABILITY, OR OTHERWISE FOR ANY LOSS OR DAMAGE ARISING OUT OF, CONNECTED WITH, OR FROM THE DESIGN, MANUFACTURE, SALE, DELIVERY, RESALE.  REPAIR, REPLACEMENT, INSTALLATION, OR USE OF ANY PRODUCT OR PART COVERED BY OR FURNISHED UNDER THIS CONTRACT SHALL IN NO CASE EXCEED THE PURCHASE PRICE ALLOCABLE TO THE COMPANY PRODUCT OR PART THEREOF WHICH GIVES RISE TO THE CLAIM.  ALL CAUSES OF ACTION AGAINST COMPANY ARISING OUT OF OR RELATING TO THIS CONTRACT OR THE PERFORMANCE HEREOF SHALL EXPIRE UNLESS BROUGHT WITHIN ONE (1) YEAR OF THE TIME OF ACCRUAL THEREOF.

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3.6.5           Return Policy.  Company Products are non-returnable and all sales are final.  In the event that one or more kits are believed to be defective, Naroo shall email Company explaining the alleged defect and the Lot Number and Part Number involved.  Company will perform its own test on the Lot and Part and make its own evaluation.  In the event that the kit is deemed to be defective, Company will either replace the defective Lot or Part or replace the entire kit(s) as it deems appropriate.

ARTICLE 4

RENEWAL PRICES AND PAYMENT

4.1   Pricing.  On the condition that Naroo has met the Minimum Purchase Requirements for each period in the initial five (5) year term, the parties shall meet to discuss the Products’ pricing and the Required Minimum Purchase Requirements for the next subsequent twelve (12) month period.  Such pricing shall be mutually agreed upon in the time required in Section 3.3; provided, however, in no event shall the Product’s pricing be less than the Product pricing for the prior year.  In the event the parties cannot, agree on such subsequent twelve (12) month period’s pricing, the Agreement shall terminate at the expiration of the then-current term.  Naroo Ditech will determine sale price to its customers in the assigned territory.

4.2   Payment Terms.  All Company Products shall be paid for in advance by wire transfer.  Naroo Ditech may request that the Company, at no charge, retain or store Company Products which have been ordered under any Purchase Order for up to two (2) months at the Company’s facilities.

4.3   Currency Exchange.  Unless written instructions are otherwise exchanged, all payment hereunder shall be in United States Dollars currency.

ARTICLE 5

MARKETING & SALE OF PRODUCTS; COVENANTS OF NAROO DITECH

5.1   Best Commercial Efforts.  Naroo shall use its best commercial efforts to promote, market, and sell reasonable quantities of Company Products in Assigned Territory and to stimulate and increase interest in the Company Products in the Assigned Territory.  In particular, Naroo agrees to do the following to market and sell the Company’s Products:

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5.1.1           Present and prominently represent the Company’s Products at relevant industry trade shows in the assigned territory.

5.1.2           Incorporate the following information on Naroo’s website:

(i)	FAQs for cancer patients and healthcare professionals as approved by or provided by Company; and

(ii)	Relevant clinical studies reports generated by the Company related to the Company’s Products.

5.1.3           Provide link to Company’s product website (www.onko-sure.com) and provide bilingual (English/Korean) product page on the Naroo website.

5.1.4           Promote the Company’s Products through demand creation campaigns as approved or co-developed with the Company.

5.2   Duties of Distributor.  Naroo hereunder shall use its best efforts to perform such necessary distribution services to commercialize the Company Products including but not limited to the following:

5.2.1           Adequate Business Facilities and Inventory.  Naroo shall maintain adequate facilities to market and sell the Company Products in the Assigned Territory.

5.2.2           Payment of Expenses.  Naroo shall pay all expenses associated with the conduct of its business, including, without limitation, all such costs for employee compensation and benefits, maintenance, and insurance.

5.2.3           Sales Responsibilities: Marketing, Advertising, Product Promotion, Demand Creation.  In accordance with Company, Naroo shall use and distribute appropriate advertising and technical literature for the Company Products to effectively market such Company Products and inform customers of the technical aspects and benefits of such Company Products unique to such Company Products.  All such materials must be pre-approved by the Company.

5.2.4           Instruction Regarding Products.  Naroo shall instruct its customers as to the warranty, operation, use, maintenance, and care of the Company Products in accordance with the written instructions provided by Company.  It is expressly understood and agreed by the Parties that Naroo Ditech will not be offering and in no way shall be responsible for any warranty on any of the Company Products.

5.2.5           Forecast.  Naroo shall submit to Company and update on or about the first day of each month a twelve (12) month rolling forecast of Naroo h’s intended purchases of Company Products in a format to be mutually determined by the parties.

5.2.6           Purchase orders.  Naroo shall submit its Purchase Orders signed by an authorized representative of Naroo.  Unless otherwise agreed by the Company, all orders must have a shipping or delivery date not less than fourteen (14) days later than the date the order is placed.  The Company will use its best efforts to meet all Purchase Orders.

5.2.7           Reports.  Naroo shall maintain separate and detailed accurate and complete records of all transactions concerning the distribution services provided hereunder, including, but not limited to, such records that identify all customer purchases, and such records that possess the capability to notify all purchasers in the event of a corrective action.

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5.2.8           Compliance with Applicable Laws.  Naroo shall comply with all laws and regulations and requirements applicable to a third-party distributor of Company Products, and with all laws and regulations and requirements of governmental agencies having jurisdiction within the Assigned Territory.

5.3   Reports.  Naroo shall provide Company with such written and oral reports as Company may from time to time reasonably request on (i) the potential customers and market for the marketing and sale of Company Products in the Assigned Territory; (ii) the activities performed by Naroo for Company; (iii) the names of potential customers contacted by Naroo, including the nature and result of such contact; and (iv) Company Products sales, including customer name, quantity, type, and price.  This information will be provided by Naroo to Company on a monthly basis and in a predetermined and mutually agreeable report format.

5.4   Product Complaints.  If either Naroo or Company learns of any complaints/claims concerning the Company Products, the party learning of such complains or claims shall advise the other party within five (5) business days by telephone, confirmed in writing within 3 business days thereafter.

5.5   Records.  At the reasonable and prior written request of Company hereunder, Naroo shall permit Company to examine Naroo records applicable to the obligations set forth in this Agreement, with such examination occurring during business hours and with reasonable frequency and written notice to Naroo Ditech to verify compliance with this Agreement.

5.6   Recalls or Corrective Actions.  Naroo shall fully cooperate with Company in any decision to by Company with respect to Company Products, to recall, retrieve and/or replace its Company Products.  All costs and expenses associated with such recalls and corrective actions shall be borne solely by Company.

5.7   Licenses.  Naroo represents and warrants that it has the necessary legal authority under its licenses and applicable law to perform the distribution activities hereunder.

5.8   Compliance.  Naroo shall comply with all applicable laws, rules and regulations in connection with the activities contemplated by this Agreement.  The parties further agree to use their best efforts to negotiate and execute any amendments hereto that may be deemed necessary or appropriate to maintain compliance with any applicable laws, rules, regulations, orders or injunctions applicable to either party.

5.9   No Alteration.  Each party shall not remove, obliterate, or in any other manner affect, any trademark, trade name, certification mark, testing seal, means of identification, instructional or safety warning, or other marking of the other, whether affixed to the Company Products or otherwise.  Naroo shall not make any changes in the literature, warnings, labels or advertising under which Company prescribes that the Company Products are to be sold without Company’s prior written authorization, and Company shall deliver to Naroo Ditech all such literature, warning, labels and materials to be provided by Naroo Ditech to its customers.

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ARTICLE 6

INDEMNIFICATION

6.1   Indemnification.

6.1.1           Company shall defend, indemnify and hold harmless Naroo Ditech, its affiliates, and all agents, employees, officers and directors thereof (collectively, the “Naroo Ditech Indemnified Parties”) from and against any liability, loss, damage, cost, expense (including reasonable attorney’s fees), claim, suit or proceeding made against one or more of the Naroo Indemnified Parties arising from or relating to (i) any claims, warranties or representations made by Company with respect to the Company Products; and (ii) any breach by Company of any of its warranties, representations and obligations hereunder.

6.1.2           Naroo Ditech shall indemnify, defend and hold Company and its officers, employees, agents, representatives, Affiliates and their respective successors and assigns (collectively, “Company Indemnified Person(s)”) harmless from and against any liabilities asserted against any Company Indemnified Person arising out of, attributable to, or in connection with (i) any breach by Naroo Ditech of any of Naroo’s representations, warranties or obligations under this Agreement, or (ii) any act or omission by Naroo, or its agents or employees which results in damage to the Company’s products or which constitutes abuse, misuse or misrepresentation of the Company’s Products intended or permitted use.

ARTICLE 7

TERM AND TERMINATION

7.1   Term.  This Agreement shall become effective as of the Effective Date, and unless earlier terminated under this Article, this Agreement shall end on December 31, 2015.  This Agreement shall thereafter automatically renew for additional terms of one year each if the parties timely agree on the Required Minimum Purchasers and Product pricing for each subsequent year.

7.2   Other Rights of Termination.  The Company may terminate this Agreement by giving written notice to Naroo Ditech of such termination upon the occurrence of any of the following events:

7.2.1           any material breach of this Agreement by Naroo;

7.2.2           Not meeting minimum purchase requirements outlined in Section 3.3;

7.2.3           dissolution of Naroo for any reason;

7.2.4           if Naroo shall be restrained, prevented or hindered for a continuous period of sixty (60) days from transacting a substantial part of its business by reason of a judgment, decree, order, rule or regulation of any court, or of any administrative or governmental authority or agency; or

7.2.5           if Naroo shall become subject to any action or proceeding in the nature of a bankruptcy proceeding under United States or other law or shall make an arrangement with its creditors, or shall make an assignment for the benefit of its creditors, or a receiver, custodian, trustee, liquidator or comparable officer shall be appointed for Naroo Ditech or its business.

7.3   Effect of Termination.  Upon any expiration or termination of this Agreement:

7.3.1           Neither party shall thereby be discharged from any liability or obligation to the other party which became due or payable prior to the effective date of such expiration or termination;

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7.3.2           Those Sections of this Agreement which by their nature extend beyond termination, including but not limited to those in Articles 6 (“Indemnification”) and 9 (“General Provisions”) shall continue;

7.3.3           Naroo’s appointment as an authorized distributor of Company as more fully set forth herein shall immediately terminate, and Naroo shall immediately cease any representations that it is an authorized distributor;

7.3.4           Naroo will, upon request by Company, transfer to Company any product registrations, licenses or permits or other similar items which may have been obtained in the name of Naroo Ditech, or jointly in the name of Company and Naroo h, pursuant to this Agreement; and

7.3.5           The payment date of all monies due to one party by the other party shall automatically be accelerated so that they shall become due and payable on the effective date of expiration or termination.

ARTICLE 8

GENERAL PROVISIONS

8.1   Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties and their permitted successors and assigns, but shall not be assignable by Naroo without the prior written consent of Company, which shall not be unreasonably withheld, unless such assignment by Naroo is to an affiliate, subsidiary, or parent corporation of Naroo Ditech.  This Agreement may be assigned if Naroo is acquired by another entity.

8.2   Choice of Law; Venue.  This Agreement will be governed by and construed according to the laws of the State of California, U.S.A., without regard to that body of law controlling conflicts of laws.  All actions under this Agreement shall be brought in the state or federal courts in California located in the County of Orange.

8.3   Amendment.  This Agreement may be amended or supplemented only by a writing that refers explicitly to this Agreement and that is signed on behalf of both parties.

8.4   Waiver.  No waiver will be implied from conduct or failure to enforce rights.  No waiver will be effective unless in writing signed on behalf of the party against whom the waiver is asserted.

8.5   Force Majeure.  Neither party will have the right to claim damages or to terminate this Agreement as a result of the other party’s failure or delay in performance due to circumstances beyond its reasonable control (except for obligations relating to fees payable under this Agreement) including, but not limited to, labor disputes, strikes, lockouts, shortages of or inability to manufacture or obtain the Company Products hereunder, labor, energy, components, raw materials or supplies, war, riot, insurrection, epidemic, acts of God, or governmental action not the fault of the nonperforming party.

8.6   Severability.  If any provision of this Agreement is held unenforceable or invalid by a court of competent jurisdiction, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole.  Rather, such provision shall be stricken from this Agreement and the remaining provisions shall be fully enforceable.

8.7   Notices.  All notices shall be in writing and shall be by personal delivery, or by certified or registered mail, return receipt requested, and deemed given upon personal delivery, or five (5) days after deposit in the mail.  Notices shall be sent to the addresses set forth below or such other address as either party may specify in writing:

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Naroo Ditech:

Naroo Ditech, Inc.
3 F, 250-3 Yang Jae dong, Seo cho gu,
Seoul, Korea
Attn:  Chang Lee, CEO

Company:

AMDL Diagnostics, Inc.
2492 Walnut Avenue, Suite 100
Tustin, California  92780
Attn:  Akio Ariura, COO

8.8   Relationship of Parties; Use of Names.  The parties to this Agreement are independent contractors.  Neither party has authority to bind the other or to incur any obligation on the other party’s behalf.  Neither party will use the name of the other party except as necessary to comply with any applicable regulations.

8.9   Confidentiality.  The parties to this Agreement respect the confidentiality of its contractual relationships.  Each party agrees to not disclose any confidential information received from the other party in connection with this Agreement to any third party unless (i) such disclosure is approved in writing by the non-disclosing party or (ii) such disclosure is required by law or governmental regulation and the party requested to disclose such information has notified the other party in advance in writing.  Neither party shall have any obligation with respect to the confidential information of the other party if (i) at the time of receipt, such information is in the public domain or subsequently enters the public domain without fault of the receiving party, (ii) at the time of receipt, the information was already known to the receiving party as evidenced by appropriate written records, (iii) such information becomes available to the receiving party from a bona-fide third-party source other than the disclosing party provided that such third-party source is not bound to any confidentiality obligations to the disclosing party; and (iv) such information is independently developed by the receiving party, as documented by appropriate written records.  Upon termination or expiration of this Agreement, the receiving party shall cease all use of the other party’s confidential information and, if requested, return all confidential information received.  The obligations set forth in this Section 9.9 shall continue beyond the termination or expiration of this Agreement, and for so long as either party possesses confidential information of the other party.

8.10   Arbitration.  Any disputes arising under this Agreement will be submitted to binding arbitration through the American Arbitration Association.  Each party shall select one arbitrator and the two arbitrators so selected shall select a third arbitrator so that the three arbitrators shall govern the arbitration process and issue decisions that shall be binding upon the parties.  Any such arbitration shall take place in Orange County, California.

8.11   Legal Fees.  In the event of any legal action, arbitration or other proceeding arising out of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred therein, in addition to any other relief to which it may be entitled.

8.12   Entire Agreement.  This Agreement, including all exhibits to this Agreement, which are hereby incorporated by reference, represents the entire agreement between the parties relating to its subject matter and supersedes all prior representations, discussions, negotiations and agreements, whether written or oral.

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8.13   Authority to Execute.  Each of the undersigned represents and warrants that he/she has the right, legal capacity and authority to enter into this Agreement and that the execution of this Agreement has been authorized by the party on whose behalf the undersigned is executing this Agreement.

NAROO DITECH, INC.		AMDL DIAGNOSTICS, INC. (a Radient Pharmaceutical Corp. Subsidiary)

By:		By:
	Mr. Chang Lee, CEO		Douglas MacLellan, CEO

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EXHIBIT A

COMPANY PRODUCTS

Catalog Number DR2101: AMDL Onko-Sure DR-70® in vitro 96 well diagnostic kit……. $500.00